Exhibit 99.1

Company contact:
Gillian Kane
(303) 542-1860
gkane@tetonpetroleum.com
www.tetonpetroleum.com

Teton Petroleum Company adopts shareholders rights plan

DENVER, June 3 /PRNewswire-FirstCall/ -- Teton Petroleum Company (Amex: TPE - News) has adopted a shareholder rights plan designed to protect shareholders in the event of a proposed takeover or use of a partial tender offer to gain control of the company.

The Company adopted this plan in order to protect shareholder interests in the event that the Company is confronted with coercive or unfair takeover tactics, including offers that do not treat all stockholder interests fairly or do not maximize the value of the Company.

The goal of the plan is not to prevent a favorable acquisition, but rather to address the possibility that unilateral actions by "hostile acquirers" could deprive the board and shareholders of opportunities to maximize the Company's value.

If the Rights become exercisable, the type and amount of securities receivable upon exercise of each Right will depend on the circumstances at the time of exercise. Each Right will initially entitle each shareholder to buy one one-hundredth of a share of newly created Teton Series C Preferred Stock at an exercise price of $22. Each preferred share fraction is designed to be equal in voting and dividend rights to one common share. The rights will become exercisable and trade separately if a person or group acquires 15 percent or more of the company's common stock or commences a tender or exchange offer that would result in 15 percent ownership. All rights under the plan expire on June 2, 2008, and cannot be extended unless approved by the company's shareholders.

About Teton Petroleum Company

Denver based Teton Petroleum is an exploration and production company with operations in the Rocky Mountains of the U.S. The Company's common stock trades as TPE on the American Stock Exchange. More information about the Company is available on the Company's website, www.tetonpetroleum.com, and through additional press releases as the projects develop.

Forward-Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results is included in Teton's annual report on Form 10-K for the year ended December 31, 2004. Teton's disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.tetonpetroleum.com. Copies are available without charge, upon request from the Company.